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                                                                      EXHIBIT 11

                           EQUITY INTERMEDIARY COMPANY




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                                 SALE AGREEMENT




                          Dated as of December 11, 2003





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                       Series A Cumulative Preferred Stock


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                                 SALE AGREEMENT




                                          Dated as of December 11, 2003




MetLife, Inc.
One Madison Avenue
New York, NY  10010

Attention:  Treasurer

Dear Sirs:


      The undersigned, Equity Intermediary Company, a Missouri corporation (the "Company"), hereby agrees with you as follows:

      Section 1. Authorization of Issue of Shares. The Company has duly authorized the issue of its Series A Cumulative Preferred Stock $1,000 par value per share (the "Series A Preferred Shares"), consisting of 125,000 authorized shares. The express terms and provisions of the Series A Preferred Shares, including the preferences, privileges and voting and other special rights thereof and the qualifications, limitations or restrictions thereon, are set forth in a certificate setting forth resolutions of the Board of Directors of the Company providing for the creation and designation of said Series A Preferred Shares (said certificate being herein called the "Series A Certificate of Designation") as filed in the office of the Secretary of State of the State of Missouri on December 11, 2003. The Articles of Incorporation of the Company, as supplemented by said Series A Certificate of Designation, are herein called the "Articles of Incorporation".

      Section 2. Sale. Subject to the terms and conditions herein set forth, the Company hereby agrees to issue and sell to you, and, subject to such terms and conditions and in reliance upon the representations and warranties of the Company set forth herein, you agree to purchase from the Company 93,402 Series A Preferred Shares in exchange for 2,532,600 shares of the Common Stock, $.01 par value per share, of Reinsurance Group of America Incorporated ("RGA"), Missouri corporation (the "RGA Shares").


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      The closing (the "Closing") of the purchase and sale of such Series A
Preferred Shares shall take place on December 16, 2003 (the "Closing Date"), or such other date as shall be mutually agreed on by the Company and you. It is anticipated that, at the time of the Closing, another of your subsidiaries will also transfer its shares of the common stock of RGA to the Company. At the Closing, the Company will deliver to you one or more stock certificates representing the aggregate number of Series A Preferred Shares purchased by you at such Closing, against delivery to the Company by you of the RGA Shares. Such certificates shall be registered in your name for the entire number of Series A Preferred Shares purchased by you, unless prior to the Closing you designate a nominee, in whose name such Series A Preferred Shares shall be registered. If, at the Closing, the certificates representing such Series A Preferred Shares to be purchased by you shall fail to be delivered or the conditions to such Closing set forth in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all of your obligations under this Agreement. The delivery of the RGA Shares shall be made either by (i) the delivery to the Company of one or more stock certificates registered in your name, accompanied by stock powers duly executed in blank, and/or (ii) free delivery of the shares as a Depository Trust Company entry,together with any other documentation reasonably necessary to effectuate the transfer of the RGA Shares.

      Section 3. Conditions to Sale. Your obligation to consummate the transactions herein described is subject to the fulfillment to your reasonable satisfaction of the following conditions:

      Section 3.1. Certificate of Designation; Certificate of Incorporation. The resolutions set forth in the Series A Certificate of Designation shall be in full force and effect and there shall have been no change or amendment to the Articles of Incorporation of the Company other than such as shall be satisfactory in form and substance to you.

      Section 3.2. Authorization of Sale. You shall have received a certified copy of the resolutions of the Board of Directors of the Company, which resolutions shall be satisfactory to you, and which shall authorize the transactions herein described.

      Section 3.3. Approvals. All approvals or filings required to be obtained or made from or with the Secretary of State of the State of Missouri in connection with the transactions herein contemplated shall have been obtained.

      Section 3.4. Representations True. The representations and warranties in
Section 4 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

      Section 3.5. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to you and you shall have received all such counterpart original or certified or other copies of such documents as you may reasonably request.

      Section 4. Representations and Warranties.




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      The Company represents and warrants that:

      Section 4.1. Organization, Authority and Good Standing. The Company is a duly organized and validly existing corporation in good standing under the laws of Missouri and has full power and authority to own the properties and assets and to carry on the business which it now owns and carries on. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction wherein the nature of the property owned or leased by it or the nature of the business transacted by it makes such qualification necessary.

      Section 4.2. Financial Statements. You have been furnished with copies of the balance sheet and income statement of the Company at September 30, 2003 for the fiscal period ended on said date, certified by the Company's Chief Financial Officer.

      Said financial statements, including the related schedules and notes, to the Company's best knowledge and belief, are, in all material respects, complete and correct and fairly present (a) the financial condition of the Company as at the date of said statements and (b) the results of the operations of the Company for the fiscal period ended on said date, all in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved.

      Section 4.3. No Material Changes. Except as has been previously disclosed to you, there has been no material and adverse change in the business, operations, properties, prospects, assets or condition, financial or other, of the Company subsequent to September 30, 2003.

      Section 4.4. No Conflicts. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions herein contemplated, nor compliance by the Company with the terms, conditions and provisions hereof and of the Series A Certificate of Designation will violate any provision of law or rule or regulation thereunder or any order, injunction or decree of any court or other governmental body to which the Company is a party or by which it is bound, or conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or by-laws of the Company or any agreement to which the Company is a party or by which it is bound. Any consent of the stockholders of the Company required in connection with the execution and filing of the Series A Certificate of Designation by the Company has been duly given and no other consent of the stockholders is required in connection with the issuance of the Series A Preferred Shares or the execution and delivery of this Agreement.

      Section 4.5. Litigation. Except as previously disclosed to you in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company , at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve any of the transactions herein contemplated or the likelihood of any material and adverse change in the business, operations, properties, prospects, assets or condition, financial or other, of the Company; and the Company is



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not in default or violation of any judgment, order, writ, injunction, decree or award which would have a material and adverse effect on the business, operations, properties, prospects, assets or condition, financial or other, of the Company, or any statute, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

      Section 4.6. Restrictive Agreements. The Company is not a party to, or bound by, any Instrument pursuant to which the Company's legal or contractual right to declare or pay dividends on, to make any other distribution with respect to, or to redeem or purchase any of, the Series A Preferred Shares (or any equity security of the Company, ranking prior to, or on a parity with, the Series A Preferred Shares as to (a) the payment of dividends, (b) the purchase, redemption or other acquisition of any such shares or security by sinking fund or otherwise, or (c) the distribution of assets upon liquidation, dissolution or winding up) is (i) absolutely prohibited, or (ii) directly restricted by a provision restricting payment of dividends thereon, the purchase, redemption or other acquisition thereof, or the making of distributions with respect thereto, or (iii) in any way indirectly restricted[, except as a consequence of the Company's (1) incurring indebtedness for borrowed money or otherwise incurring indebtedness or (2) failure to comply with or meet any financial or other covenant contained in one or more Instruments and not of the character referred to in the foregoing clause (ii).

      Section 4.7. Capitalization. The Company's authorized stock presently consists of 30,000 shares of Common Stock and 125,000 shares of Preferred Stock, of which 125,000 shares have been designated "Series A Cumulative Preferred Stock". All of the shares of Common Stock and such Preferred Stock have been validly authorized. The outstanding shares of Common Stock are fully paid and non-assessable. The Series A Cumulative Preferred Shares to be acquired pursuant to this Agreement, when so acquired, will be validly issued and fully paid and non-assessable.

      Section 4.8. Governmental Action. All approvals or filings required to be obtained or made from or with the Secretary of State of the State of Missouri in connection with the transactions herein contemplated have been obtained and no additional notice to, or action of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated.

      Section 4.9. Offering of Series A Preferred Shares. Neither the Company nor any agent acting on its behalf has, either directly or indirectly, sold or offered for sale or disposed of, or attempted or offered to dispose of, the Series A Preferred Shares or any part thereof, or any similar securities of the Company, to, or has solicited any offers to buy any thereof from or has otherwise approached or negotiated in respect thereof with, any Person or Persons other than you; and the Company agrees that neither it nor any agent acting on its behalf will sell or offer for sale or dispose of, or attempt or offer to dispose of, any thereof to, or solicit any offers to buy any thereof from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance of the Series A Preferred Shares within the provisions of Section 5 of the Securities Act of 1933, as amended.



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      Section 4.10. Corporate Acts and Proceedings. This Agreement and the
consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by the Company. This Agreement has been duly executed and delivered by the Company and is the Company's legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws. All corporate action necessary for the authorization, creation, issuance, and delivery of the Series A Preferred Shares has been taken on the part of the Company.

      Section 5. Your Representation. This Agreement is made with you in reliance upon your representation to the Company (which, by your acceptance hereof, you confirm) that you are acquiring the Series A Preferred Shares for your own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof nor with any present intention of distributing or selling such Series A Preferred Shares.

      Section 6. Covenants. The Company covenants and agrees that so long as you hold any Series A Preferred Shares:

      Section 6.1. Restrictive Agreements. Without the consent of the holders of all of the outstanding Series A Preferred Shares, the Company will not become a party to, or bound by, any Instrument pursuant to which the Company's legal or contractual right to declare or pay dividends on, to make any other distribution with respect to, or to redeem or purchase any of, the Series A Preferred Shares (or any equity security of the Company, ranking prior to, or on a parity with, the Series A Preferred Shares as to (a) the payment of dividends, (b) the purchase, redemption or other acquisition of any such shares or security by sinking fund or otherwise, or (c) the distribution of assets upon liquidation, dissolution or winding up) would be (i) absolutely prohibited, or (ii) directly restricted by a provision restricting payment of dividends thereon, the purchase, redemption or other acquisition thereof, or the making of distributions with respect thereto or (iii) in any way indirectly restricted, except as a consequence of the Company's (1) incurring indebtedness for borrowed money or otherwise incurring indebtedness or (2) failure to comply with or meet any financial or other covenant contained in one or more Instruments and not of the character referred to in the foregoing clause (ii).

      Section 6.2. Financial Statements; Inspection. (a) The Company will deliver to you, upon request, so long as you (or a nominee designated by you) shall hold any of the Series A Preferred Shares:

            (i) within one hundred and twenty (120) days after the close of each of the Company's fiscal years, a certificate of the Company's Chief Financial Officer to the effect that the unaudited balance sheet as of the end of such fiscal year and income statement for the fiscal year then ended present fairly the financial position as of that date and the results of operations for the fiscal year then ended, and are prepared in conformity with generally accepted accounting principles; and


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            (ii) within sixty (60) days after the close of each quarterly period
(except the last) of each of the Company's fiscal years, the unaudited balance sheet and income statement of the Company for the period from the beginning of such fiscal year to the end of such quarter, setting forth in comparative form the corresponding figures as of the end of and for the corresponding period of the preceding fiscal year, and prepared in conformity with generally accepted accounting principles; and

            (iii) concurrently with the statements described in the preceding clauses, the written statement of a responsible officer of the Company familiar with the financial statements of the Company that such officer has no knowledge of any default by the Company in the fulfillment of any of the terms, covenants, provisions or conditions of this Agreement, the Series A Preferred Shares or the Series A Certificate of Designation (or any other provision of the Certificate of Incorporation relating to the Series A Preferred Shares), or if such officer shall have obtained knowledge of any such default such officer shall disclose in such statement the default or defaults and the nature thereof.

            (b) Inspection. The Company will permit you, so long as you (or a nominee designated by you) shall hold any of the Series A Preferred Shares, to visit and inspect any of its properties, its books of account, and to discuss the affairs, finances and accounts of the Company with the officers thereof, all at such reasonable times and as often as you may reasonably request.

      Section 6.3. Maintenance of Company Office; Register. The Company will maintain an office or agency at One MetLife Plaza, Long Island City, New York 11101 (or such other place in the United States of America as the Company may designate in writing to the registered holders of the Series A Preferred Shares) where notices, presentations and demands to or upon the Company in respect of this Agreement or the Series A Preferred Shares may be given or made.

      Section 6.4. Exchange of Stock Certificates. Upon surrender by you of any certificate representing Series A Preferred Shares for exchange at the office of the Company or its agent referred to in Section 6.3, the Company at its expense (other than for transfer taxes) will issue in exchange therefor one or more new certificates, in such denomination or denominations as may be requested, for the same aggregate number of Series A Preferred Shares represented by the certificate so surrendered and registered as you may request.

      Section 6.5. Loss, Theft, Destruction or Mutilation of Stock Certificates. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of any certificate representing any of the Series A Preferred Shares held by you, and (in case of loss, theft or destruction) of indemnity satisfactory to it, and upon surrender and cancellation of such certificate, if mutilated, the Company at its expense will make and deliver to you in lieu of such certificate a new certificate of like tenor and for an equal number of Series A Preferred Shares. Your unsecured agreement of indemnity shall constitute indemnity satisfactory to the Company for the purposes of this
Section 6.5.

      Section 6.6. Payment. Notwithstanding any provision to the contrary contained in any certificate evidencing any of the Series A Preferred Shares or in the Series A Certificate of

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Designation, the Company will pay all amounts payable to you in respect of the dividends on the Series A Preferred Shares then held by you in funds immediately available to such account as you may from time to time designate to the Company in writing, each such payment being accompanied by sufficient information to identify the source and application thereof, and all without any presentment of any certificate evidencing any of the Series A Preferred Shares held by you and without any notation of such payment being made on said certificate.

      Section 7. Definitions. For all purposes of this Agreement, unless the context otherwise requires:

      "Instrument" means any contract, indenture, charter or by-law provision, authorizing resolution or other agreement or any note, debenture, bond or other security or instrument, or an amendment to any of the foregoing.

      "Person" shall mean an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

      Section 8. Miscellaneous.

      Section 8.1. Notices. Any notice or communication hereunder or with respect hereto shall be in writing and, if to you, mailed by first class mail, postage prepaid, or delivered to you, addressed as this Agreement is addressed, or, if to the Company, mailed by first class mail, postage prepaid, or delivered to the Company, at its office at One MetLife Plaza, Long Island City, New York 11101, Attention: Treasurer, or addressed to either party at any other address in the United States of America that such party may hereafter designate by written notice to the other party. Any notice so addressed and mailed by registered or certified mail shall be deemed to be given three business days after being so mailed.

      Section 8.2. Law Governing. This Agreement shall be construed in accordance with and governed by the laws of the State of Missouri.

      Section 8.3. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

      Section 8.4. Amendments. This Agreement may not be amended except with the written consent of both parties hereto.




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      If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart of this letter and forward the same to the Company, whereupon this letter will become a binding agreement between you and the Company.

                                Very truly yours,

                                EQUITY INTERMEDIARY COMPANY




                                By: /S/ JOSEPH A. REALI
                                    -----------------------------------
                                    Joseph A. Reali
                                    President

The foregoing Agreement is hereby accepted as of the date first above written.

                                METLIFE, INC.




                                By: /S/ ANTHONY J. WILLIAMSON
                                    -----------------------------------
                                    Anthony J. Williamson
                                    Senior Vice-President and Treasurer




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